Exhibit 23.1
Consent of Independent Public Accounting Firm

We consent to the inclusion in this Current Report on Form 8-K/A of our report dated November 2, 2012, except as to Note 17 which is as of February 25, 2013, of our audits of the consolidated financial statements of BioVectra Inc. as of August 31, 2012, August 31, 2011 and September 1, 2010 and for the years ended August 31, 2012 and August 31, 2011.

/s/ ArsenaultBestCameronEllis
Charlottetown, Prince Edward Island, Canada
April 3, 2013